Exhibit 10.9

April 27, 2011

Philip Bowman

636 Cove Road

Arnold, Maryland 21012

Hand Delivered

Dear Mr. Bowman.

Based on your desire to retire from the company in the future, this letter is to confirm the employment arrangement discussed with you by Director Charles McPherson. The Board of Directors of The Washington Savings Bank (“Bank”) has voted not to renew the Amended and Restated Employment Agreement (“Agreement”) dated June 11, 2010 between you and the Bank. This letter also constitutes notice pursuant to Section 3(h) of the Agreement that the Bank releases you from the provisions of Section 3(b) of the Agreement. Consequently, pursuant to the Agreement, you are deemed to have waived and released any right to severance under Section 3(h) of the Agreement. The Agreement will expire on April 30, 2011 and after that date you and the Bank will have no liability or duties owed to each other under the Agreement.   Your signature below also constitutes your resignation from all offices and positions you hold at the Bank and WSB Holdings, Inc. (“Holdings”) and any affiliates and/or subsidiaries thereof and also constitutes your resignation as a director of the Bank and Holdings and any affiliates and/or subsidiaries thereof both effective upon termination of your employment with the Bank.

The Board has also voted to offer you employment effective May 1, 2011 as an at-will employee at the pleasure and discretion of the Board. Under this offer you will continue to be the Chief Executive Officer of the Bank and WSB Holdings, Inc. During the time you are employed by the Bank, you will: (1) be paid the base annual salary you were paid on April 30, 2011; (2) be eligible to participate in the employee benefit plans described in Section 3(d) of the Agreement pursuant to the terms contained therein; (3) receive paid vacation and reasonable sick leave and the other benefits as provided in Section 2(f) of the Agreement  In the event your employment is terminated by the Bank for any reason other than cause (as defined in Section 3(e) of the Agreement) or your death or disability, you will receive a payment equal to one week’s base salary for every year you have worked at the Bank conditioned upon your execution of a release that is reasonably satisfactory to the Bank.

You agree  that during your employment with the Bank and for a period of nine months after termination of employment with the Bank, you will not (except on behalf of or with the prior written consent of the Bank), within the Washington, DC metropolitan area which is defined to include but not be limited to the Maryland counties of Anne Arundel, Prince Georges and Montgomery, on your own behalf or in the service or on behalf of others: (1) solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Bank’s customers, including actively sought prospective customers, with whom you have or had material contact during the last two (2) years of your employment, for purposes of providing products or services that are competitive with those provided by the Bank or (2) solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Bank, whether or not such employee is a full-time employee or a temporary employee of the Bank and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. An individual or entity acting as an independent contractor for the Bank is not an employee of the Bank.

Very truly yours,

By:	/s/ William J. Harnett

William J. Harnett
Chairman of the Board of Directors
The Washington Savings Bank

Accepted:

By:	/s/ Phillip C. Bowman	04/27/2011
Phillip C. Bowman		Date